Exhibit 10.7

SendGrid, Inc.
2016 VP Bonus Plan

SendGrid, Inc. Confidential

SendGrid, Inc.
2016 VP Bonus Plan

Adopted Effective January 1, 2016

PROGRAM OBJECTIVES

We believe it is important to tie our compensation to individual and company performance.  The 2016 VP Bonus Plan (the “Bonus Plan”) provides an opportunity whereby certain employees (a “Participant”) may be eligible to receive a bonus (a “Bonus”) based on a combination of the Participant’s Individual Performance and the Company’s Performance.

ELIGIBILITY

Participants are eligible to participate in the Bonus Plan as determined by the Chief Executive Officer. The Participant must be employed and in good standing on the date of the Target Bonus payment to be eligible for any portion of the Target Bonus and must execute the Participation Agreement attached hereto as Exhibit A.

BONUS PLAN CYCLE

The effective date of this Bonus Plan is January 1, 2016.  Participant’s Target Bonus for the full calendar year shall be as defined in the Participant’s Participation Agreement.  The Target Bonus will be paid on a regular payroll cycle no more than 75 calendar days following the end of the Bonus Period.  For purposes of this Bonus Plan, the Bonus Period is defined as the completion of calendar year 2016.

WEIGHTING OF AWARDS

Eligibility to receive a Participant’s Target Bonus is based upon a combination Individual Performance, weighted at 20% of Target Bonus, and the Company’s Performance (defined below), weighted at 80% of Target Bonus for the Bonus Period.

INDIVIDUAL PERFORMANCE

The Individual Performance Achievement of the potential Target Bonus shall consist of demonstrable activity of both competencies and responsibilities resulting in the following ratings.

Rating	Description	% of Target Bonus
1 - Insufficient	Objectives were not achieved and the outcomes were poor	0%
2 - Below Expectations	Objectives were not quite achieved and the results were below expectations	<10%
3 - Good	Objectives were achieved and the results were what was expected	20%
4 - Great	Objectives were achieved and the results were beyond expectations	Discretionary
5 - Amazing	Objectives were achieved and the results were truly outstanding	Discretionary

COMPANY PERFORMANCE

The Company Performance Achievement of the potential Target Bonus shall consist of an array of metrics that reflect our Enduring Measures of Success to include:  1. Customer Satisfaction, 2. Employee Engagement, 3. Innovation, 4. Revenue growth and 5. Profitability. Annualized recurring revenue (“ARR”) is calculated by multiplying the Q4 2016 recurring revenue by four (4).

1.

Enduring Measure Connection	Metric	2016 Plan ($MM)	% of Target Bonus @ 100% Achievement
Financial	Revenue (GAAP)	$76.5	12.50%
Financial	ARR (Q4)	$85.5	12.50%
Financial	2H Adjusted NI	$0.5	25%
Customer	NPS	42	10%
Employee Engagement	Engagement %	75	10%
Innovation	ARR from New Products	$8.3MM	10%

2016 REVENUE PAYOUT MATRIX

2016 Revenue Goals ($MM)
	Range	Low	Base	High
Revenue (GAAP)	(20%) to +20%	$61.20	$76.50	$91.80
ARR (Q4)	(10%) to +10%	$76.95	$85.50	$94.05

Revenue-related Goals Payout Matrix
		Revenue (GAAP)
		Low	Base	High
ARR (Q4)	Low	80%	85%	90%
	Base	85%	100%	105%
	High	90%	115%	120%

OTHER VARIABLE COMP ELEMENTS PAYOUT MATRIX
		Payout Targets
Goal	Base Plan	Low (-20%)	Base	High (+20%)
2H Adjusted NI (MM)	$0.50	$0.40	$0.50	$0.60
NPS	42	36	42	54
Engagement	75	60	75	90

Goal	Payout %
2H Adjusted NI	80%	100%	120%
NPS	80%	100%	120%
Engagement	80%	100%	120%

2.

Goal	Base Payout	Payout % of Total Variable in 2016
2H Adjusted NI	25%	20%	25%	30%
NPS	10%	8%	10%	12%
Engagement	10%	8%	10%	12%

Zero (0) payout below 80% achievement and capped payout above 120% achievement.  If results fall between levels then the respective Bonus percentage will be calculated based on linear interpolation.

MISCELLANEOUS

This Bonus Plan supersedes any and all other bonus plans that may have been discussed prior to the effective date of this Bonus Plan.

Eligible employees starting in their position after July 1st may or may not have their Target Bonus prorated.  Determination of proration is at the discretion of the CEO and/or the Company’s Board of Directors.

Participants who were on a leave of absence 30 or more days during the Bonus Plan period are eligible for a prorated Target Bonus consideration.

The Company reserves the right to amend, discontinue or rescind this Bonus Plan at any time and /or add, reduce or limit the amount of any Bonus payments or to limit the number of participants any time such actions are deemed appropriate and in the best interest of the Company.

The Bonus Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.

The rights and obligations of a Participant under the Bonus Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Colorado without regard to its or any other jurisdiction’s conflicts of laws principles.

The Bonus Plan and the executed Participation Agreement set forth all of the agreements and understandings between the Company and Participant with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participant with respect to the subject matter hereof.

3.

EXHIBIT A

SENDGRID, INC.
2016 VP BONUS PLAN
PARTICIPATION AGREEMENT

This Participation Agreement (the “Participation Agreement”) is entered into by and between SendGrid, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Participant”), as of the date set forth below.

This Participation Agreement is attached to a copy of the 2016 VP Bonus Plan (the “Plan”).  Each capitalized term not defined in this Participation Agreement will have the meaning ascribed to such term in the Plan.

The Board has designated you a Participant in the Plan.  You are encouraged to read the Plan in its entirety.  The final decision as to whether you have earned any payments under the Plan will be made by the Board or the Representative in accordance with the Plan.

Participant’s total Target Bonus for 2016 shall be 25% of earned base salary (“Target Bonus”).

In consideration of your eligibility to participate in the Plan as a Participant, a benefit to which you are not otherwise entitled, you hereby agree, to the greatest extent permitted by law, and to the extent applicable, to the following terms of the Plan:

1.                                     You must continue to be a satisfactory performer as determined by your manager.

2.                                     This Participation Agreement does not constitute a guarantee of a specific period or term of employment and does not constitute an employment contract.  Your employment remains “at will”, and you continue to be subject to all company policies and guidelines.

3.                                     SendGrid reserves the right to change, eliminate or replace all or parts of the Plan at will at any time, with or without notice, to adjust targets, objectives, to terminate the Plan or make any other adjustments and changes deemed appropriate.

4.                                     This Participation Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Participation Agreement and the Participation Agreement shall not be modified or rescinded, except by a written Participation Agreement signed by SendGrid, Inc. and you.  The provisions of this Agreement supersede all prior and contemporaneous discussions, writings and understandings of the parties with respect to the subject matter of this Participation Agreement.

To indicate your acceptance of your designation as a Participant in the Plan, please sign a copy of this Participation Agreement in the space indicated below.

Name	Sameer Dholakia, CEO for SendGrid, Inc.

Date	Date

4.